Issuer free writing prospectus dated September 8, 2025

Filed pursuant to Rule 433 of the Securities Act of 1993, as amended

Relating to Preliminary Prospectus dated September 5, 2025

Registration No. 333-289766

Roadshow Presentation of Aigostar September 2025 Issuer free writing prospectus dated September 8, 2025 Filed pursuant to Rule 433 of the Securities Act of 1993, as amended Relating to Preliminary Prospectus dated September 5, 2025 Registration No. 333 - 289766

Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of ordinary shares of Aigo Holding Limited (the “Company”, "we", "us", or "our") and should be read together with the preliminary prospectus included in the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") on September 5, 2025, for the offering to which this presentation relates and may be accessed through the following web link: https:// www.sec.gov/Archives/edgar/data/2025255/000121390025085017/ea0208043 - 20.htm The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.qov . Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you contact Eddid Securities USA Inc., 40 Wall Street, Suite 1606, New York, NY 10005, telephone: +1 (212) 363 - 6888, email: ecm@eddidusa.com.

Disclaimer This presentation contains forward - looking statements. All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward - looking statements. We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs. These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the "Risk Factors" section. Moreover, we operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements. You should not rely upon forward - looking statements as predictions of future events. The events and circumstances reflected in the forward - looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this presentation or to conform these statements to actual results or revised expectations.

Offering Summary AIGO HOLDING LIMITED Issuer NASDAQ/AIGO Listing Venue / Ticker Ordinary Shares Security Type $4.00 - $6.00 per Ordinary Share Filing Range 2,000,000 Ordinary Shares Base Offering Size 300,000 Ordinary Shares Greenshoe 180 days Lock - up Approximately 30.0% for research and development of new product lines; Approximately 20.0% for expanding our warehousing facilities; Approximately 30.0% for branding and endorsement, strengthening market Awareness, and expanding our sales channels;and Approximately 20.0% for general corporate purposes. Use of Proceeds Eddid Securities USA Inc. Underwriter

10 , 000 + Retail Touchpoints 20 + E - commerce Platforms Annually, more than 2 million active customers purchase Aigostar products.

A Diverse Team with a Passionate and Innovative Culture 62% Chinese Employees 38% Local Employees 660 global professionals, with 38 % comprising local service and operations teams across various European countries .

10 , 000 + Partnered Community Stores 4 , 000 + Brand Display Zones 10 , 000 + Product SKUs A Leading Consumer Goods Company Anchored in Europe 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025E 2013 Netherlands Entity Established 2014 Italy & Poland Market Entry 2018 UK & France & US Operations 2017 Germany Expansion 20 + E - commerce Platforms 2022 - 2025 Distributor Network Expansion (Greece, Hungary, Romania, Ukraine Ghana, Serbia, Saudi Arabia,Mexico) 2024 Strategic Acquisition of Arte confort 2011 Spain Launch Consumer Goods Operations

Diverse Portfolio Deep Embedded in European Lifestyles Lighting Electrical Applicances Pet care Basic Lighting Home Lighting Commercial Lighting Outdoor Lighting Tool Lighting Switches Sockets & Plugs Low - voltage Electrical Electrical Accessories Other Hardware Dog Supplies Cat Supplies Aquarium Equipment Small Animal Products Bird Care Kitchen Appliances Environmental Appliances Home Care Personal Care Other Electric Appliances Cat & Dog Pet Supplies Lamps, Fans & Appliances Lighting, Electrical & Small Appliances

159 Design and Utility Patents (CN ͨ 649 Design and Utility Patents (EU) 157 Design and Utility Patents (UK) 192 Trademarks Registered in 14 Countries and Territories ...... 965 + Patents Registered

Unmatched Community Penetration Across Europe DE Online FR Online UK Online 10,000 + Community Store Customers in Spain & Italy 200 + Construction Project Partner Customers 20 + E - commerce Platforms ES IT PL PT NL 1,500 + Shopping Mall and Supermarket Customers

Global Footprint Drives High - Performance Growth The countries we serve are spread all over the world, mainly in high - growth emerging markets

Recognition from World - Renowned Partners OFFLINE ONLINE

Partnerships with World - Renowned Clients

Partnerships with World - Renowned Clients

Partnerships with World - Renowned Clients

Highly Efficient End - to - End Resource Integration 69,000 燗 + Warehouse Centralized IT Infrastructure ERP/WMS/OA/CRM Centralized IT Infrastructure WMS/CRM/TMS Centralized IT Infrastructure ERP/WMS/OA/FMS 660 Cross - Functional Team Members Real - Time Collaboration 10 , 000 + Offline Stores 20 + Online Platforms 2 Million Annual Active Customers Supplier Ecosystem

Localized Warehousing: Agile Response to Dynamic Demand Shortest Distance - Centralized Shipping - Rapid Turnover - Secure Supply 3500 + 燗 China 30000 + 燗 Spain 1300 + 燗 UK 18000 + 燗 Italy 900 + 燗 France 5900 + 燗 Poland 8700 + 燗 Germany

Unified Global Operations Powered by Centralized IT Management SRM TMS OA FMS WMS » 660 Employees » 5 Continents » 10 + Countries » 10 ͦ Languages » 12 Warehouses (CN&EU) » 10,000 + SKUs » 64 Software Engineers » 13 Years of Self - Developed Systems » Dual - Software Enterprise Certification » Dengling High - Growth Innovation Enterprise » National High - Tech & Advanced Tech Service Enterprise

Market - Validated Product Excellence Sustained 5 - Star User Ratings Top 10 Platform Sales Organic User Testimonials &Reviews Endorsements from European Influencers & Media

Festive Lighting Series: High - Growth European Bestseller € Thousand 5 , 000 + 12 , 000 + 2023 2024 During the presale campaign from December 4, 2023, to March 20, 2024, advance orders with a total value exceeding €12 million were secured. Order volume is projected to continue growing in 2025.

85,200 90,200 100,500 95,200 106,000 3,900 4,100 4,300 4,600 4,900 5,200 2023 2024 2025E 2026E 2027E 2028E Global Southern Europe Broad Market Potential and Strong Profitability 2023 - 2028 The global and Southern European consumer goods market size € Billion 111,600 2023 - 2024 Aigostar's revenue performance € Thousand 151,194 177,776 75,442 85,941 5,708 3,688 2023 Revenues Gross profit 2024 Net income

Aigostar's Core Competitive Advantages 1 Omni - channel Distribution Scale 2 Differentiated Product Ecosystem 4 Agile Global Integration 5 Proprietary Tech Infrastructure 3 High - Growth Profitability

Future Strategic Pillars Autonomous Warehousing Smart Home Ecosystem 1 Strategic Brand M&A 2 4 Global Market Leadership 3

Strive to become the world's preferred brand of home products Our Vision

AIGO HOLDING LIMITED 4 th floor, Building No. 26, Ju Yuan Zhou Garden, Jinshan Industrial Zone, 618 Jinshan Avenue, Jianxin Town, Fuzhou City, Fujian Province, China 350028 Tel: +86 0591 83700296 Email: finance_chn@aigostar.com Eddid Securities USA Inc. Add: 40 Wall Street, Suite 1606, New York, NY 10005 Tel: (212)363 - 6888 Fax: (212) - 820 - 9770 Email: ecm@eddidusa.com